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                                                                       EXHIBIT 4


                                 STOCK AGREEMENT

         STOCK AGREEMENT (the "Agreement"), dated as of April 22, 1998, between INSTITUTIONAL ASSET MANAGEMENT INC. ("IAM") and CAPITAL RESEARCH CORPORATION ("CRC"), both of which are Florida corporations, and the undersigned STOCKHOLDERS (the "Stockholders") of Enviroq Corporation, a Delaware corporation (the "Company").

         WHEREAS, as of the date hereof the Stockholders own of record an aggregate of 552,875 shares of common stock, par value $0.01 per share ("Company Common Stock"), of the Company (all such shares and any shares hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");

         WHEREAS, concurrently herewith, IAM, CRC and the Company are entering into an Agreement and Plan of Reorganization (as such Agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, certain affiliates of the Company will be merged (the "Mergers") with and into IAM, CRC and the Company and resulting in IAM, CRC and the Company becoming wholly-owned subsidiaries of a common holding company; and

         WHEREAS, as a condition to the willingness of IAM and CRC to enter into the Merger Agreement, IAM and CRC have requested that each Stockholder agree, and, in order to induce the Purchaser to enter into the Merger Agreement, each Stockholder has agreed to grant IAM and CRC proxies to vote such Stockholder's Shares;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

         SECTION 1.01 TRANSFER OF SHARES. Until the earlier to occur of (i) the close of business on the date of the special meeting of stockholders of the Company called to consider and vote upon the Mergers (the "Special Meeting") or
(ii) the termination of the Merger Agreement in accordance with its terms, each Stockholder agrees not to (a) sell, pledge or otherwise dispose of any of such Stockholder's Shares, (b) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Company Common Stock.

         SECTION 1.02 VOTING OF SHARES; FURTHER ASSURANCES. For such time as this Agreement remains in effect, each Stockholder agrees, with respect to those Shares that such


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Stockholder owns of record on the record date for voting at the Special Meeting, to vote such Shares (or to execute written consents with respect to such Shares)
(i) in favor of the adoption of the Merger Agreement and approval of the Mergers and the other transactions contemplated by the Merger Agreement, (ii) against any Alternative Proposal (as defined in the Merger Agreement) and (iii) in favor of any other matter necessary to consummate the transactions contemplated by the Merger Agreement and considered and voted upon at the Special Meeting. Each Stockholder agrees to vote the Shares owned by such Stockholder beneficially to be voted in accordance with the foregoing. Each Stockholder acknowledges receipt of and has reviewed a copy of the Merger Agreement.

         SECTION 1.03 NO SOLICITATION. Prior to the Effective Time, (a) none of the Stockholders shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to the Company's stockholders) with respect to an Alternative Proposal (as defined in the Merger Agreement) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person (as defined in the Merger Agreement) relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal and (b) each Stockholder agrees to notify IAM and CRC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, such Stockholder.

         SECTION 1.04 NO FIDUCIARY VIOLATION. Notwithstanding any other provision of this Agreement, no Stockholder who is a member of the board of directors of the Company ("Director") or control person thereof, if acting solely in such Stockholder's capacity as a Director or control person thereof, shall have any obligation or duty (a) to vote (or cause any Director under its control to vote) (i) in favor of the Mergers and the other transactions contemplated by the Merger Agreement or (ii) against any Alternative Proposal (as defined in the Merger Agreement) or (b) to refrain from voting (or cause any Director under its control to refrain from voting) to terminate the Merger Agreement, if such Director (or control person thereof) determines in good faith, based on advice of the board of directors' outside counsel, that the failure to terminate the Merger Agreement and the transactions contemplated therein would be reasonably likely to result in a breach of such Director's fiduciary duty to the Company's stockholders; provided, however, in the event that the Merger Agreement has not been terminated prior to the time of the stockholder vote at the Special Meeting to approve the Mergers and the other transactions contemplated in the Merger Agreement, such Stockholder shall vote its Shares in accordance with Section 1.02 hereof. No action of a Stockholder, if such action is taken solely in the Stockholder's capacity as a Director (or control person thereof) consistent with the provisions of the immediately preceding sentence, shall be deemed to violate the provisions of Section 1.03 hereof.



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                                    ARTICLE 2

         SECTION 2.01 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

                  (a)      If to IAM or CRC:

                           50 North Laura Street, Suite 3550
                           Jacksonville, Florida  32202
                           Attention:  Forrest Travis
                           Telephone (904) 350-9999
                           Facsimile (904) 355-1745

                           with a copy to:

                           Rogers & Hardin LLP
                           2700 International Tower
                           229 Peachtree Street, N.E.
                           Atlanta, Georgia  30303
                           Attention:  Steven E. Fox, Esq.
                           Telephone (404) 420-4603
                           Facsimile (404) 525-2224

                  (b)      If to a Stockholder:

                           c/o Enviroq Corporation
                           3918 Montclair Road
                           Suite 206
                           Birmingham, Alabama 35213
                           Attention:  William J. Long
                           Telephone (205) 870-0588
                           Facsimile (205) 870-0576

                           with a copy to:

                           Bradley Arant Rose & White LLP
                           2001 Park Place, Suite 1400
                           Birmingham, Alabama 35203-2736
                           Attention:  John K. Molen, Esq.
                           Telephone (205) 521-8238
                           Facsimile (205) 521-8800

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         SECTION 2.02 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

         SECTION 2.03 SEVERABILITY. If any term, condition or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby and by the Merger Agreement does not have a Material Adverse Effect (defined below) with respect to any Party or any party to this Agreement. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties and the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby and by the Merger Agreement are fulfilled to the extent possible. For the purposes of this Agreement "Material Adverse Effect" means with respect to any of the Parties, an event, change or occurrence which, individually or together with any other event, change or occurrence, has or could be expected to have a material adverse effect on the financial position, business, assets, properties, operations, results of operations or prospects of such Party.

         SECTION 2.04 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

         SECTION 2.05 CERTAIN EVENTS. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any Person to which legal or beneficial ownership (as such term is applied under Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended) of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding the transfer of any Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

         SECTION 2.06 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

         SECTION 2.07 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 2.08 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

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         SECTION 2.09 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

         SECTION 2.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which, taken together, shall constitute one and the same agreement.

         SECTION 2.11 TERMINATION. This Agreement shall terminate automatically immediately upon termination of the Merger Agreement, and no party hereto shall have any further obligations hereunder.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       INSTITUTIONAL ASSET MANAGEMENT, INC.


                                       By:
                                          -------------------------------------
                                       Name:   Forrest Travis
                                       Title:  President


                                           CAPITAL RESEARCH CORPORATION


                                       By:
                                          -------------------------------------
                                       Name:   Forrest Travis
                                       Title:  President


                                                 WILLIAM J. LONG


                                        ---------------------------------------


                                          MARINELLI SECURITIES ASSOCIATES


                                       By:
                                          -------------------------------------
                                       Name:   Antonio M. Marinelli
                                       Title:
                                             ----------------------------------

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                                   SCHEDULE I


                                 William J. Long

                         Marinelli Securities Associates




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